Exhibit 4.30

Equity Interest Purchase Agreement

This Equity Interest Purchase Agreement (this “Agreement”) is made and entered into as of September 27, 2017 by and among the following parties in Beijing:

Party A:	Beijing Qi Di Yuan Chuang Technology Development Co., Ltd.

Registered address: Room C1205, 12th Floor, Building 8, No. 1 Yard, Zhongguancun East Road, Haidian District, Beijing;

Party B:	Beijing 21Vianet Broad Band Data Centre Co., Ltd.

Registered address: 3rd Floor, Building 5, No. 1 Yard, Jiuxianqiao East Road, Chaoyang District, Beijing;

Party C:	WiFire Network Technology (Beijing) Co., Ltd.

Registered address: Room 802, Information Building, No.13, Linyin North Street, Pinggu District, Beijing;

Party D:	WiFire (Beijing) Technology Co., Ltd. (“WiFire”)

Registered address: 5th Floor, Building No. 1, No.56 Yard, West Balizhuangbeili, Haidian District, Beijing;

Guangzhou Gehua Network Technology and Development Co., Ltd. (“Guangzhou Gehua”)

Registered address: Room 10G2, No. 33 West Huangpu Road, Tianhe District, Guangzhou;

Beijing Chengyishidai Network Technology Co., Ltd. (“Chengyishidai”)

Registered address: Room 423-A, Building No. 48, No. 110 Zaojia Street, Fengtai District, Beijing;

Zhiboxintong (Beijing) Network Technology Co., Ltd. (“Zhiboxintong”)

Registered address: Room 5307, Ideal Tower, No. 111 Zhichun Road, Haidian District, Beijing;

Beijing Fastweb Network Technology Co., Ltd. (“Beijing FastWeb”)

Registered address: Room 1567, No.75 Xinhua North Street, Tongzhou District, Beijing; and

Party E:	Shanghai Guotong Network Co., Ltd. (“Shanghai Guotong”) Registered address: Room 812, No. 888 Wanhangdu Road, Jingan District, Shanghai

Party D and Party E are collectively referred to as the “Target Companies”. Each of the parties above is individually referred to as a “Party”, and collectively as the “Parties”.

WHEREAS

(1)	Each Target Company is duly incorporated and existing in accordance with the laws of the People’s Republic of China (“PRC”, for the purpose of this Agreement, excluding Hong Kong, Macau and Taiwan). Party B is the shareholder of Party D and holds 100% equity interest in Party D. Party C is the shareholder of Party E and holds 100% equity interest in Party E. As of the execution date of this Agreement, the shareholding structure of each Target Company is as shown in Exhibit A to this Agreement.

(2)	Party A intends to purchase 66.67% equity interest in each of the Target Companies pursuant to the terms and conditions of this Agreement. Party B intends to transfer 66.67% equity interest in Party D to Party A in accordance with the terms and conditions of this Agreement. Party C intends to transfer 66.67% equity interest in Party E to Party A in accordance with the terms and conditions of this Agreement.

Therefore, the Parties reached the following terms and conditions through friendly negotiations:

Article 1     Equity Interest Transfer

1.1	Equity Interest Transfer

(1)	Party B and Party C agree to transfer to Party A, and Party A agrees to purchase from Party B and Party C, 66.67% of equity interest held by Party B and Party C, respectively, in each of the Target Companies (“Target Equity Interest”) together with any rights, interests and obligations attached thereto in accordance with the terms and conditions of this Agreement (“Target Equity Transfer”).

(2)	The ownership of the Target Equity Interest, together with any rights and interests associated with or deriving from the Target Equity Interest shall be transferred from Party B and Party C to Party A on the Closing Date (as defined below) and thereafter shall be owned by Party A.

Article 2     Purchase Price and Payment

2.1	Purchase Price

After negotiations, the Parties confirm that the consideration for the Target Equity Interest Transfer shall be RMB 6.00 in total (the “Purchase Price”), of which RMB 5 is paid to Party B and RMB 1 is paid to Party C. The details of the payment are as follows:

Target Company	Purchase Price (RMB/yuan)
WiFire	1.00
Guangzhou Gehua	1.00
Chengyishidai	1.00
Zhiboxintong	1.00
Beijing FastWeb	1.00
Shanghai Guotong	1.00
Total	6.00

2.2	Closing and Payment of Purchase Price

(1)	Closing: The Closing shall be completed when all conditions precedent to Closing as specified in Article 3 hereof are fulfilled or waivered by Party A (for the purposes of Article 3.1) or by Party B and Party C (for the purposes of Article 3.2) at their discretion (the date when the Closing actually takes place is referred to as the “Closing Date”, which is the date when the Parties sign the Confirmation Letter attached hereto as Exhibit B and Exhibit C).

(2)	The information of Party B’s account to receive the Purchase Price is as follows:

Account name: Beijing 21Vianet Broad Band Data Center Co., Ltd.

Bank: Bank of Beijing, Jiuxianqiao Branch

Account number: 01090332000120109052220

(3)	The information of Party C’s account to receive the Purchase Price is as follows:

Account name: WiFire Network Technology (Beijing) Co., Ltd.

Bank: China Merchants Bank, Shuangyushu Branch

Account number: 110910764610101

Article 3     Conditions Precedent to Closing

3.1	The fulfillment of Party A’s obligations to pay the Purchase Price to Party B and Party C, respectively, in accordance with Article 2.2 of this Agreement shall be conditioned upon the fulfillment of, or waiver by Party A at its discretion of the following conditions prior to the Closing Date (including the Closing Date):

(1)	As of the Closing Date, the representations and warranties made by Party B and Party C in Article 4.1 of this Agreement are true, accurate and complete and do not contain any misleading information.

(2)	Party B, Party C and the Target Companies have executed the Confirmation Letter in the form and substance as Exhibit B attached hereto, confirming that all conditions prescribed in this Article 3.1(1) have been satisfied.

3.2	The fulfillment of Party B and Party C’s respective obligations to transfer Target Equity Interest to Party A in accordance with Article 1 of this Agreement shall be conditioned upon the fulfillment of, or waiver by Party B and Party C at their discretion of prior to the Closing Date (including the Closing Date):

(1)	As of the Closing Date, the representations and warranties made by Party A in Article 4.2 of this Agreement are true, accurate and complete and do not contain any misleading information.

(2)	Party A has signed the confirmation letter in the form and substance as Exhibit C attached hereto, confirming that all conditions prescribed in this Article 3.2(1) have been satisfied.

Article 4     Representations and Warranties

4.1	Representations and Warranties of Party B and Party C

Each of Party B and Party C severally makes the following representations and warranties to Party A:

(1)	Each Target Company is a limited liability company duly incorporated in accordance with PRC laws. Each of Party B and Party C is a limited liability company duly incorporated in accordance with PRC laws. Each of the Target Company, Party B and Party C has the capacity for civil rights and the capacity for civil conducts required under PRC laws to execute this Agreement and other transaction documents to which it is a party and to perform its obligations under these transaction documents.

(2)	Party B holds 100% equity interest in Party D and has complete and exclusive ownership over such equity interests. Party B has the right to transfer the Target Equity Interest to Party A in accordance with the terms and conditions of this Agreement. Party C holds 100% equity interest in Party E and has full and exclusive ownership over such equity interests. Party C has the right to transfer the Target Equity Interest to Party A in accordance with the terms and conditions of this Agreement. The Target Equity Interest are free of any mortgage or pledge.

(3)	Each of the Target Company, Party B and Party C has all requisite legal and corporate power and authority to enter into this Agreement and other transaction documents to which it is a party and to perform its obligations hereunder and thereunder. Upon the execution of this Agreement, it will become effective and binding upon each of sTarget Company, Party B and Party C. The obligations and responsibilities of each of the Target Company, Party B and Party C under this Agreement are legal, valid and enforceable.

(4)	The execution, delivery and performance of this Agreement by each of the Target Company, Party B and Party C and other transaction documents to which it is a party and the performance of its obligations hereunder and thereunder will not violate the articles of associations or any other organizational documents of each Target Company, or breach the court judgement, rulings, arbitral tribunal awards, administrative decisions or orders that are binding upon or applicable to the Target Company, Party B or Party C.

4.2	Party A’s Representations and Warranties

Party A hereby makes the following representations and warranties to Party B and Party C:

(1)	Party A is a limited liability company duly incorporated in accordance with PRC laws and has the capacity for civil rights and the capacity for civil conducts required under PRC laws to execute this Agreement and other transaction documents to which it is a party and to perform its obligations under these transaction documents.

(2)	Party A has all requisite legal and corporate power and authority to enter into this Agreement and other transaction documents to which it is a party and to perform its obligations hereunder and thereunder. Upon the execution of this Agreement, it will become effective and binding upon Party A. The obligations and responsibilities of Party A under this Agreement are legal, valid and enforceable.

(3)	The execution, delivery and performance of this Agreement by Party A and other transaction documents to which it is a party and the performance of its obligations hereunder and thereunder will not violate the articles of associations or other organizational documents of Party A, contradict the court judgement, rulings, arbitral tribunal awards, administrative decisions or orders that are binding or applicable to Party A, or breach any documents, contracts or agreements to which it is a party or are binding on Party A or its assets.

(4)	The fund used by Party A to pay the Purchase Price and to make subsequent contribution to the registered capital of Target Companies are legal.

Article 5     Covenants

5.1	Prior to the Closing Date or the termination of this Agreement (whichever is earlier), Party B and Party C shall not, and shall not cause the Target Companies to take any action or omit to take any action that would constitute or result in falseness, inaccuracy or violation of the representations, warranties or undertakings provided under Article 4.1 of this Agreement.

5.2	Each Party shall make its best efforts to facilitate the completion of the transaction under this Agreement and shall not, and shall cause the Target Companies not to take any action or omit to take any action that would impede or unduly delay the completion of the transaction contemplated under this Agreement.

5.3	Each Target Company shall, and Party A shall cause each Target Company to, within two months after the Closing Date, complete the amendment registration related to the Target Equity Interest Transfer with the administration for industry and commerce and obtain the new business license reflecting the Target Equity Interest Transfer.

5.4	Party A shall be responsible for completing the state-owned property ownership registration reflecting the Target Equity Interest Transfer, if applicable.

5.5	The Target Companies undertake and Party A agrees that the recorded mingled assets and mingled business between the Target Companies and the Affiliates of the Target Company (“Affiliates of the Target Companies” refer to the consolidated entities covered by the consolidated financial statement of 21 Vianet Group, Inc. dated as of June 30, 2017, but excluding Sichuan Aipu Network Co., Ltd. and its branches and subsidiaries) will be cleared up according to the following scheme:

(1)	Recorded Mingled Assets: refer to assets that belong to the Target Companies but are recorded in the name of the Affiliates of the Target Companies, or assets that belong to the Affiliates of the Target Companies but are recorded in the name of the Target Companies. It is confirmed that the transfer of the assets that are transferrable have been completed prior to the execution of the Agreement. The assets that are non-transferrable (e.g., mortgaged assets, and assets that are acquired through financing leases and thus the ownership of which are yet obtained) will not be transferred. Instead, these assets will be settled in accordance with the arm’s length principle from July 1, 2017. Specifically, with respect to the assets that belong to the Target Companies but are yet transferred to the Target Companies, the Affiliates of the Target Companies shall pay considerations corresponding to such assets to the Target Companies in accordance with the arm’s length principle; with respect to the assets that belong to the Affiliates of Target Companies but are yet transferred to the Affiliates of the Target Companies, the Target Companies shall pay considerations corresponding to such assets to the Affiliates of the Target Companies in accordance with the arm’s length principle;

(2)	Mingled Business: refers to the business which belongs to the Affiliate of the Target Companies but the contract regarding which is signed by a Target Company, or the business which belongs to the Target Companies but the contract regarding which is signed by an Affiliate of the Target Companies. The mingled business shall be settled in accordance with the arm’s length principle after July 1, 2017. Specifically, with respect to the business that belongs to the Affiliate of the Target Companies, each Target Company shall pay all the amount received from the counterparty after deducting the service fees calculated in accordance with the arm’s length principle, to the Affiliate of the Target Companies. With respect to the business that belongs to the Target Companies, the Affiliate of the Target Company shall pay all the amount received from the counterparty, after deducting the service fees calculated in accordance with the arm’s length principle, to the Target Company.

5.6	The Target Companies undertake and Party A agrees that the related party payments between Target Companies and the Affiliates of Target Companies (“Affiliates of Target Companies” refer to consolidated entities covered by the consolidated financial statement of 21 Vianet Group, Inc. dated as of June 30, 2017, but excluding Sichuan Aipu Network Co., Ltd. and its branches and subsidiaries) shall be settled in accordance with the following scheme:

(1)	Prior to the Closing Date, the balance of related payment payments between the Affiliates of Target Companies and the Target Companies as of June 30, 2017 as specified in row 4 to row 71 in the Exhibit D attached hereto shall be settled.

(2)	Prior to the Closing Date, the related party payments arising from the following three matters between the Affiliates of Target Companies and the Target Companies after June 30, 2017 shall be settled: a) related party payments incurred due to the transfer of assets under the restructuring transaction, as specified in row 72 to row 73 in Exhibit D; b) related party payments arising from the transfer of receivables from external customers and payables to external suppliers due to above mingled business, as specified in row 75 in Exhibit D; c) related party payments arising from the Affiliates of Target Companies’ provision of the funds deriving from offshore debts to the Target Companies as loans in September 2017, as specified in row 74 in Exhibit D.

5.7	Party A’s Commitment on Capital Contributions: Party A undertakes that within thirty (30) days after the Closing Date, Party A or its successors (collectively, Party A) will pay up its subscribed capital of WiFire, Shanghai Guotong or Beijing FastWeb in total amount of RMB 30,000,000. The allocation of such capital contributions among WiFire, Shanghai Guotong and Beijing FastWeb shall be subject to the written notice of Party B and/or Party C.

Party B and Party C’s Commitment on Capital Contributions: Party B and Party C undertake that within thirty (30) days after the Closing Date, they will pay up their subscribed capital of WiFire, Shanghai Guotong or Beijing FastWeb in total amount of RMB 15,000,000.

5.8	Party A’s Subsequent Capital Contribution Plan: Prior to September 30, 2018, Party A will make its best efforts to pay up its subscribed capital of WiFire, Shanghai Guotong or Beijing FastWeb in total amount of RMB 170,000,000 to . The allocation of such additional capital contributions among WiFire, Shanghai Guotong and Beijing FastWeb shall be subject to the written notice of Party B and/or Party C.

Party B and Party C’s Subsequent Capital Contribution Plan: Prior to September 30, 2018, Party B and/or Party C will make their best efforts to pay up their subscribed capital of WiFire, Shanghai Guotong or Beijing FastWeb in total amount of RMB 85,000,000.

Article 6     Management Mechanism

6.1	Board

(1)	After the Closing Date, the Target Companies and their subsidiaries (if any) shall establish a board of directors consisting of three (3) directors, two (2) of which shall be appointed by Party A (“Qi Di Directors”) and one (1) of which shall be appointed by the existing shareholders of the Target Companies (“21Vianet Director”). The board has a chairman, which shall be served by the 21Vianet Director. The vice chairman shall be served by the Qi Di Director. The shareholders of each Target Company agree that they will vote to elect the directors of the board and will take all other necessary actions to ensure that the board of the Target Companies and their subsidiaries shall be composed in accordance with the forgoing arrangement. Each shareholder agrees that it will not vote for the replacement of any director appointed in accordance with the forgoing arrangement, unless the shareholders who are entitled to appoint such director approve such replacement in writing. The Target Companies will take all necessary actions to ensure the foregoing board composition.

(2)	The term of office of each director is three (3) years. Each shareholder may at any time dismiss any director appointed by it and appoint a replacement, whose term of office shall be the remaining period of the office term of his/her predecessor. The shareholders shall send a written notice to other shareholders and the Target Companies for the replacement of directors. Each shareholder agrees that he/she will vote in favor of such replacement. The Target Companies shall complete the registration with the competent registration authority to reflect such replacement as required by applicable PRC laws then effective.

(3)	Each director has one vote at the board meeting of the Target Companies. To the extent permitted by applicable law, any director may authorize another director or a third party with civil capacity to attend the board meetings and cast vote on its behalf.

(4)	Unless otherwise provided by relevant laws, a resolution shall be made with affirmative votes of the majority of all directors present at the officially-convened board meetings, or with a written resolution unanimously agreed and signed by all directors (subject to stipulations of the articles of associations of the Target Companies).

6.2	Shareholders’ Meeting

After the completion of the Target Equity Interest Transfer as contemplated under this Agreement, any amendment to the articles of association of any Target Company, increase or decrease in the registered capital of any Target Company, and the merger, separation, dissolution or change of the organization form of any Target Company shall require affirmative votes of shareholders representing more than two-thirds of the voting rights. Other matters subject to approval of the shareholders’ meeting of the Target Companies in accordance with PRC laws shall be approved with affirmative votes of shareholders representing the majority of the voting rights.

6.3	Management Team

The Parties confirm that after the Closing Date, the general manager and other management team members of each Target Company will be appointed primarily from the existing management team members of each Target Company. The management team of each Target Company shall be organized in a manner recognized by all Parties, including but not limited to public recruitment.

Article 7     Termination

7.1	Termination of Agreement

This Agreement may be terminated through the following methods:

(1)	All Parties to this Agreement may terminate this Agreement by a written agreement which provides the effective date of the termination.

(2)	In any of the following circumstances, Party A may notify other parties in writing of terminating this Agreement:

(i)	The representations or warranties made by any other party are found to be substantially untrue or incomplete when made or on the Closing Date;

(ii)	Any other party materially breaches the Agreement and fails to correct the breach within thirty (30) days from the date of receipt of notice from Party A requesting correction.

(iii)	Any other party enters into any voluntary or mandatory bankruptcy procedures (unless such procedures are cancelled within 90 days of the commencement), or any other party is declared bankrupt by the court or other government authority;

(iv)	The performance of this Agreement is substantially obstructed for more than 6 consecutive months due to the Force Majeure as referred in Article 9 hereunder; or

(v)	Failure to achieve the purpose of this Agreement due to any material change to any applicable PRC laws or their interpretations, or due to the amendment, supplement or abolishment of any applicable laws, regulations or their interpretations by any government authority.

(3)	In any of the following circumstances, Party B and Party C may terminate this Agreement by a written notice to Party A:

(i)	Any condition precedent to closing as provided in Article 3 of this Agreement fails to be satisfied prior to September 30, 2017;

(ii)	The representations or warranties made by Party A are found to substantially untrue or incomplete when made or at the Closing Date;

(iii)	Party A materially breaches the Agreement and fails to correct the breach within thirty (30) days from the date of receipt of notice from Party B or Party C requesting correction;

(iv)	Party A enters into any voluntary or mandatory bankruptcy procedures (unless such procedures are cancelled within 90 days of the commencement), or is declared bankrupt by the court or other government authority;

(v)	The performance of this Agreement is substantially obstructed for more than 6 consecutive months due to the Force Majeure as referred in Article 9 hereunder;

(vi)	Failure to achieve the purpose of this Agreement due to any material change to any applicable PRC laws or their interpretations, or due to the amendment, supplement or abolishment of any applicable laws, regulations or their interpretations by any government authority; or

(vii)	Party A delays the payment of Purchase Price for more than fifteen (15) business days.

7.2	Effect of Termination

(1)	This Agreement will not be in force after it is terminated in accordance with any provision of the Article 7.1;

(2)	Upon the termination of this Agreement, the Parties to this Agreement shall, based on the principle of fairness, reasonableness and good faith, return the considerations received from other Party under this Agreement within 3 days or within other period as otherwise determined by the Parties, and attempt to reinstate as it was at the time of execution of this Agreement.

Article 8     Default Liabilities

8.1	Any Party (the “Defaulting Party”) shall compensate other parties (“Non-defaulting Parties”) any cost, liabilities or direct loss (including but not limited to the attorney’s fees, assessment fees and intermediary fees paid by the Non-defaulting Parties due to violations of the Defaulting Party) suffered by the Non-defaulting Parties due to the Defaulting Party’s violation of any of its representations, warranties, undertakings, agreements or any other provisions of this Agreement, or any representations made by the Defaulting Party are found to be untrue.

8.2	Without prejudice to the above Article 8.1, if Party A delays the payment of the Party A’s committed capital contributions as provided in Article 5.7 hereof, Party B and/or Party C shall have the right to request Party A to pay liquidated damages equal to 0.05% of the due but unpaid amount on a daily basis until the date of full payment of the Party A’s committed capital contributions. If Party B and/or Party C delays payment of Party B and Party C’s committed capital contributions as provided under Article 5.7 hereof, Party A shall have the right to request Party B or Party C to pay liquidated damages equal to 0.05% of the due but unpaid amount on a daily basis until the date of full payment of Party B and Party C’s committed Capital Contributions.

Article 9     Force Majeure

9.1	Definition of Force Majeure

Force majeure refers to the objective circumstances that are unforeseeable, unavoidable and insurmountable, such as earthquakes, typhoons, floods, fires, wars, or other events that cannot be foreseen and whose occurrence and consequences cannot be prevented or avoided, and the amendment to any laws, rules and regulations, the promulgation of new laws, rules and regulations, or any governmental actions that directly prevent the performance of the Agreement or prevent it from being performed in accordance with the agreed terms.

9.2	Effect of Force Majeure

(1)	If a force majeure event occurs and prevents any Party (the “Affected Party”) from performing its obligations under this Agreement, the performance of such obligations shall be suspended during the period subject to influence of the force majeure and the time limit for performance of such obligations shall be correspondingly postponed without incurring any liabilities to the Affected Party. The Affected Party must provide the other parties with the detailed information of the force majeure by both fax and courier within seven (7) business days from the date of occurrence of the force majeure event, or in case of telecommunication failure, within seven (7) working days after the telecommunication is resumed, together with a certificate testing the occurrence and duration of the force majeure event.

(2)	The Affected Party shall not be exempt from performance of obligations hereunder if it fails to provide relevant information to other parties together with an appropriate evidence as mentioned above within the prescribed time limit. The Affected Party shall make reasonable efforts to mitigate the influence of the force majeure and resume the performance of all relevant obligations as soon as possible after the force majeure event ends. The Affected Party shall be liable for other Parties if it fails to resume the performance of its obligations after the force majeure event ends.

(3)	When a force majeure event occurs, the Parties should immediately negotiate with each other in order to reach a fair solution, and should make all reasonable efforts to mitigate the influence of the force majeure.

Article 10     Confidentiality

10.1	Definition of Confidential Information

The Parties shall keep the following information strictly confidential: the existence, content and execution of the transaction documents, the other Party’s trade secrets and know-how known to any party during the valid term of the transaction documents, and any oral or written information exchanged between the Parties in connection with preparation or performance of the transaction documents that should be kept confidential by the Parties (the “Confidential Information”). Any Party shall not disclose the Confidential Information to any third party without the written consent of other parties. Each party shall ensure that its employees, consultants and agents perform the same confidentiality obligations as provided hereunder. However, in any of the following circumstances, disclosure of Confidential Information shall not be considered as a breach of confidentiality obligations contemplated hereunder: (1) disclosure of the information which has already been known to the public at the time of disclosure; (2) disclosure of information with the other parties’ prior written consent; (3) the information is disclosed by any Party to its shareholders, directors, management personnel, accounting firm or law firm that engages for the purpose of assessing the transaction contemplated hereunder, provided such persons agree to be subject to the same confidentiality obligations as provided hereunder; (4) any Party discloses the information at request of the competent stock exchange, regulatory authority or other governmental authorities provided the disclosing Party notifies other parties in writing of the specific nature of the Confidential Information to the disclosed prior to the disclosure. Within reasonable time prior to make such disclosure, the disclosing Party shall consult with other parties about the disclosure and shall, at the reasonable request of other parties, take confidentiality measures regarding the Confidential Information that are to be disclosed.

10.2	Term of Confidentiality

The Parties agree that this confidentially clause shall survive the amendment, termination or dissolution of this Agreement.

Article 11     Notice

11.1	Form of Notice

Any notice or other correspondence (“Notice”) sent by a Party to other parties under this Agreement shall be made in writing (including through fax and email). For purpose of receiving Notice, the Parties’ contact information are as follows:

Party A: Beijing Qi Di Yuan Chuang Technology Development Co., Ltd.

Address: Room C1205, 12th Floor, Building 8, No. 1 Yard, Zhongguancun East Road, Haidian District, Beijing

Fax: N/A

Email: zhouwei@tuscity.com

Attention: Wei Zhou

Parry B: Beijing 21Vianet Broad Band Data Centre Co., Ltd.

Address: 3rd Floor, Building 5, No. 1 Yard, Jiuxianqiao East Road, Chaoyang District, Beijing

Fax: 010-84564234

Email: xia.jing@21vianet.com

Attention: Xia Qing

Party C: WiFire Network Technology (Beijing) Co., Ltd.

Address: 3rd Floor, Building 5, No. 1 Yard, Jiuxianqiao East Road, Chaoyang District, Beijing

Fax: 010-84564234

Email: ranran@21vianet.com

Attention: Ran Ran

Target Companies:

Address: 3rd Floor, Building 5, No. 1 Yard, Jiuxianqiao East Road, Chaoyang District, Beijing

Fax: 010-84564234

Email: cai.chunlei@wifire.com

Attention: Cai Chunlei

11.2	Service

The Notice shall be deemed to be effectively served:

(1)	If delivered by hand, at the time when it is actually received by the addressee;

(2)	If delivered by a registered mail, at the third (3rd) business day after it is posted with the post office;

(3)	If sent by an overnight delivery, on the next business day after it is delivered to the express delivery. Any notice, request, instruction or other document that are delivered to the express delivery on the non-business day or after 5 p.m. of the business day shall be deemed to be delivered on the next business day;

(4)	Any notice sent by facsimile or e-mail shall be deemed to be effectively served on the date of successful transmission (certified by the confirmation of successful transmission automatically generated).

11.3	Amendment to Address

If any Party changes its contact address or phone number (the “Changing Party”), the Changing Party shall notify the other Parties within seven (7) days from the change. Otherwise, the Changing Party shall compensate the other Parties for any losses incurred therefrom.

Article 12     Dispute Resolution

12.1	Governing Law

The conclusion, validity, performance and interpretation of this Agreement and the settlement of disputes arising therefrom shall be governed by PRC laws.

12.2	Dispute Resolution

If any dispute arises in relation to this Agreement, the Parties should try to resolve the dispute through negotiations. If the negotiation fails, any Party may submit the dispute to the Beijing Arbitration Commission for arbitration in accordance with the Commission’s arbitration rules then in effect. The arbitration shall take place in Beijing. The arbitral award shall be final and binding upon all Parties.

Article 13     Miscellaneous

13.1	Severability and Entire Agreement

(1)	If one or more provisions of this Agreement are determined to be invalid, illegal or unenforceable in any respect in accordance with applicable laws or regulations, the validity, legality or enforceability of the remainder of this Agreement shall not be affected in any manner. In this case, all Parties shall negotiate in good faith to agree upon new effective provisions to replace the invalid, illegal or unenforceable ones to the maximum extent as expected by the Parties and permitted by law, with the commercial effects of such new effective provisions to be similar as those of the invalid, illegal or unenforceable ones to the maximum extent.

(2)	The “Whereas” clauses and the exhibits hereof shall be deemed to be an integral part of this Agreement. Reference to this Agreement shall be deemed to include the exhibits hereof.

(3)	If the Parties have signed and/or may sign documents in connection with the performance of this Agreement in accordance with relevant laws and regulations, or the requirement of the administration for industry and commerce or other relevant government authorities (hereinafter collectively referred to as “Government Documents”), the terms of this Agreement shall be deemed as a supplement and/or amendment to Government Documents and shall have the same legal effect as Government Documents. The Government Documents and this Agreement shall together constitute the entire agreement among the Parties regarding the subject matter hereof. If there is any conflict between the Government Documents and this Agreement, the provisions of this Agreement shall prevail.

13.2	Superseding and Modifications

This Agreement will supersede all intentions, agreements and texts reached by the Parties regarding the Target Equity Interest Transfer prior to the execution of this Agreement. Any amendments and modifications to this Agreement must be made in a written agreement signed by all Parties and shall become effective on the date of being signed and sealed by all Parties.

13.3	Allocation of Costs

Each Party shall be responsible for its own costs and expenses related to the transaction contemplated hereunder.

13.4	Effectiveness

This Agreement shall become effective on the date of being effectively signed and/or sealed by all Parties or their legally authorized representatives. The exhibits to this Agreement shall have the same effect as this Agreement. If there is a conflict between the provisions of the Exhibits and this Agreement, the provisions of this Agreement shall prevail. If there is any conflict between the provisions of this Agreement and the equity interest purchase agreement ultimately filed for the purpose of the Industry and Commercial Authorities registration in connection with the transaction contemplated hereunder, the provisions of this Agreement shall prevail. Any matters that are not covered in this Agreement shall be subject to separate negotiations among the Parties and a supplement agreement shall be reached in respective thereof. The supplement agreement shall have the same legal effect as this Agreement.

13.5	No waiver

Except as otherwise provided in this Agreement, the failure or delay of any Party in the performance of its rights, powers or privileges under this Agreement does not constitute a waiver of these rights, powers and privileges. The single or partial exercise of these rights, powers and privileges does not constitute a waiver of any other rights, powers and privileges.

13.6	Language and Counterparts

This Agreement shall be signed in Chinese and shall be signed in nine (9) counterparties. Each copy shall have the same effect.

(The Reminder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties have executed this Equity Interest Purchase Agreement as of the date set forth above.

Party A:

/s/ Beijing Qi Di Yuan Chuang Technology Development Co., Ltd.

IN WITNESS WHEREOF, the parties have executed this Equity Interest Purchase Agreement as of the date set forth above.

Party B:

/s/ Beijing 21Vianet Broad Band Data Centre Co., Ltd.

IN WITNESS WHEREOF, the parties have executed this Equity Interest Purchase Agreement as of the date set forth above.

Party C:

/s/ WiFire Network Technology (Beijing) Co., Ltd.

IN WITNESS WHEREOF, the parties have executed this Equity Interest Purchase Agreement as of the date set forth above.

Party D:

/s/ WiFire (Beijing) Technology Co., Ltd.

/s/ Guangzhou Gehua Network Technology and Development Co., Ltd.

/s/ Beijing Chengyishidai Network Technology Co., Ltd.

/s/ Zhiboxintong (Beijing) Network Technology Co., Ltd.

/s/ Beijing Fastweb Network Technology Co., Ltd.

IN WITNESS WHEREOF, the parties have executed this Equity Interest Purchase Agreement as of the date set forth above.

Party E:

/s/ Shanghai Guotong Network Co., Ltd.

EXHIBIT A

Shareholding Structure of the Target Companies

Immediately Prior to the Execution of this Agreement

1.	WiFire

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
Beijing 21Vianet Broad Band Data Centre Co., Ltd.	320,000,000	100%

Total	320,000,000	100.00%

2.	Guangzhou Gehua

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
Beijing 21Vianet Broad Band Data Centre Co., Ltd.	10,000,000	100%

Total	10,000,000	100.00%

3.	Chengyishidai

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
Beijing 21Vianet Broad Band Data Centre Co., Ltd.	10,000,000	100%

Total	10,000,000	100.00%

4.	Zhiboxintong

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
Beijing 21Vianet Broad Band Data Centre Co., Ltd.	10,000,000	100%

Total	10,000,000	100.00%

5.	Beijing FastWeb

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
Beijing 21Vianet Broad Band Data Centre Co., Ltd.	70,000,000	100%

Total	70,000,000	100.00%

6.	Shanghai Guotong

Name of Shareholder	Registered Capital (RMB/yuan)	Percentage
WiFire Network Technology (Beijing) Co., Ltd.	320,000,000	100%

Total	320,000,000	100.00%

EXHIBIT B

Confirmation Letter of Party B, Party C and the Target Companies

Whereas, Beijing Qi Di Yuan Chuang Technology Development Co., Ltd., Beijing 21Vianet Broad Band Data Centre Co., Ltd., WiFire Network Technology (Beijing) Co., Ltd., WiFire (Beijing) Technology Co., Ltd. and other related parties entered into an Equity Interest Purchase Agreement on September 27, 2017. Pursuant to Article 3.1 of the Equity Interest Purchase Agreement, the following parties hereby confirm that all the conditions precedent to closing set out in Article 3.1 (1) of the Equity Interest Purchase Agreement have been fulfilled and satisfied of the date hereof.

This letter is made as of September 27, 2017.

/s/ Beijing 21Vianet Broad Band Data Centre Co., Ltd. (Seal)	/s/ WiFire Network Technology (Beijing) Co., Ltd. (Seal)

/s/ WiFire (Beijing) Technology Co., Ltd. (Seal)	/s/ Guangzhou Gehua Network Technology and Development Co., Ltd. (Seal)

/s/ Beijing Chengyishidai Network Technology Co., Ltd. (Seal)	/s/ Zhiboxintong (Beijing) Network Technology Co., Ltd. (Seal)

/s/ Beijing Fastweb Network Technology Co., Ltd. (Seal)	/s/ Shanghai Guotong Network Co., Ltd. (Seal)

EXHIBIT C

Confirmation Letter of Party C

Whereas, Beijing Qi Di Yuan Chuang Technology Development Co., Ltd., Beijing 21Vianet Broad Band Data Centre Co., Ltd., WiFire Network Technology (Beijing) Co., Ltd., WiFire (Beijing) Technology Co., Ltd. and other related parties entered into an Equity Interest Purchase Agreement on September 27, 2017. Pursuant to Article 3.2 of the Equity Interest Purchase Agreement, the following party hereby confirms that all the conditions precedent to closing set out in Article 3.2 (1) of the Equity Interest Purchase Agreement have been fulfilled and satisfied as of the date hereof.

This letter is made as of September 27, 2017.

/s/ Beijing Qi Di Yuan Chuang Technology Development Co., Ltd. (Seal)

EXHIBIT D

Inter-company Amounts Among WiFire, 21Vianet Group and Aipu Group